                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
September 16, 1998
Contact: Robert P. Keller, President                     Jack Seefus, President
         (949) 699-4344                                  (805) 945-4511



       ELDORADO BANCSHARES, INC. AND ANTELOPE VALLEY BANK SIGN AGREEMENT

         Robert P. Keller, President and Chief Executive Officer of Eldorado Bancshares, Inc. of Laguna Hills, California and Clyde G. Golding, Chairman of the Board of Directors of Antelope Valley Bank of Lancaster, California jointly announced that Eldorado Bancshares, Inc. and Antelope Valley Bank have signed a definitive Agreement in that Antelope Valley Bank will be acquired by Eldorado Bancshares, Inc. Upon completion of the acquisition, Eldorado Bancshares, Inc. will have total assets in excess of $1.2 billion, based on June 30, 1998 financial statements. Eldorado Bancshares, Inc. recently changed its name from Commerce Security Bancorp, Inc.

         Jack D. Seefus, President and CEO of Antelope Valley Bank said, "The purpose of this new affiliation is to enable Antelope Valley Bank to provide a broader range of products and services to our customers. Our historic and continuing commitment to the Antelope Valley area business community will be enhanced by the continuity of account officers and staff and by gaining access to the financial resources and other capabilities of Eldorado Bancshares, Inc. Antelope Valley Bank will go forward as Antelope Valley's premier community bank under our locally based management and Board of Directors".

         Mr. Keller stated "Eldorado Bancshares, Inc. is delighted with the proposed affiliation with Antelope Valley Bank. We believe the association will add strength to both parties. Antelope Valley Bank will retain its local identity, with local board and management, and be able to call upon a larger organization for additional support and expertise."

         Under the terms of the agreement, each share of Antelope Valley Bank stock will be exchanged for 3.625 shares of Eldorado Bancshares, Inc. common stock. Mr. Keller will continue to serve as the Chief Executive Officer of Eldorado Bancshares, Inc. and will become Chairman of Antelope Valley Bank's Board of Directors. Jack Seefus will remain as President of Antelope Valley Bank. Mr. Seefus, Clyde Golding, A.C. Warnack and William Walsh will constitute the remaining members of the board. The transaction will be accounted for as a pooling. At the closing of the transaction, Antelope Valley Bank shareholders will own approximately 23% of the outstanding stock on a pro forma basis.

         Antelope Valley Bank had total assets of approximately $200 million at June 30, 1998 and conducts its business from eight branch offices. Antelope Valley Bank is Antelope Valley's premier commercial bank, offering loan and deposit products to businesses and individuals throughout the area. Eldorado Bancshares, Inc. had total assets of approximately $1.0 billion at June 30, 1998 and it's sole operating subsidiary is Eldorado Bank of Tustin, California.

Eldorado Bank, one of California's leading community banks, operates 17 full service branch offices serving Orange, Los Angeles, Riverside, San Bernardino, Riverside and San Diego counties and the Sacramento area. In addition, Eldorado Bank operates nine mortgage banking offices in the Western United States, as well as four equipment leasing offices located nationally.

         The transaction is contingent upon the approval of shareholders and state and federal regulators. All of Antelope's Directors, owning over 30% of Antelope stock, have agreed to vote in favor of the merger. The parties expect that the transaction will close by the first quarter of 1999.


         In connection with the proposed transaction, Antelope Valley Bank has issued an option to Eldorado Bancshares, Inc. to acquire up to 19.9% of Antelope Valley Bank stock under certain conditions.

         On August 17, 1998, Eldorado Bancshares, Inc. announced that it intends to sell shares of its common stock to the public and that it had filed with the Securities and Exchange Commission a registration statement relating to such proposed sale. The transaction between Eldorado Bancshares, Inc. and Antelope Valley Bank is not contingent upon the completion of that public offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Eldorado Bancshares, Inc. common stock.

         For further information, please contact Robert Keller of Eldorado Bancshares, Inc. at (949) 699-4344 or Jack Seefus, President of Antelope Valley Bank at (805) 945-4511


                                   * * * * * *